Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT made as of the 4th day of October, 2013.

BETWEEN:

KONARED CORPORATION (FORMERLY TEAMUPSPORT INC.), a Nevada corporation

(the “Purchaser”)

AND:

SANDWICH ISLES TRADING CO. INC., a Hawaii corporation

(the “Vendor”)

AND:

SHAUN ROBERTS, of P.O. Box 701, Kalaheo, Hi 96741

(“Roberts”)

AND:

STEVEN SCHORR, of P.O. Box 448, Puunene, Hi 96784

(together with Roberts, the “Shareholders”)

WHEREAS:

A.                      The Vendor operates a business in the health beverage and food industry under the name KonaRed (the “Business”);

B.                      The Purchaser wishes to purchase, and the Vendor wishes to sell, substantially all of the assets, property and undertaking of the Business on the terms and conditions herein contained; and

C.                      The Shareholders are the principal shareholders and directors and officers of the Vendor.

In consideration of the undertakings of the parties, their mutual promises and covenants, and other valuable consideration as provided, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions

In this Agreement, the following terms and expressions will have the following meanings:

(a)
“Agreement” means this asset purchase agreement and all instruments amending it; “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, or other subdivision; “Article”, “Section” or other subdivisions of this Agreement followed by a number means and refers to the specified Article, Section or other subdivision of this Agreement;

(b)	“assessment” shall include a reassessment or additional assessment and the term “assessed” shall be interpreted in the same manner;

(c)
“Assumed Liabilities” means all the debts, liabilities (whether accrued, absolute or contingent or whether liquidated or unliquidated) and obligations of the Vendor relating to the Business or the Purchased Assets existing as at the Closing Date other than the Excluded Liabilities, but including all customer product warranties listed in Schedule U of the Disclosure Statement and all other warranties, express or implied, relating to products manufactured or sold or services performed by the Vendor in connection with the Business on or before the Closing Date to the extent they are not Excluded Liabilities;

(d)
“Audited Financial Statements” means the audited financial statements of the Vendor for the fiscal years ended December 31, 2011 and December 31, 2012, consisting of a balance sheet, an income statement, a statement of changes in financial position and a statement of retained earnings together with the accompanying notes and the opinion of the Vendor’s auditors thereon, a copy of which is attached as Schedule F to the Disclosure Statement;

(e)	“Audited Statements Date” means the date of the balance sheet included in the Audited Financial Statements;

(f)	“Business” has the meaning ascribed in Recital A;

(g)
“Business Day” means any day other than a Saturday, a Sunday or a statutory holiday in Hawaii or any other day on which the principal chartered banks located in the City of Honolulu are not open for business during normal banking hours;

(h)	“Claim” has the meaning ascribed in Section 7.3;

(i)	“Closing” means the completion of the Transactions pursuant to this Agreement at the Closing Time;

(j)	“Closing Date” means October 4, 2013;

(k)	“Closing Time” means 5:30 p.m. in the City of Honolulu on the Closing Date or such other time on the Closing Date as the Parties may agree upon as the time at which the Closing shall take place;

(l)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(m)
“Consent” means a license, permit, approval, consent, certificate, registration or authorization (including, without limitation, those made or issued by a Regulatory Authority, in respect of a Contract, or otherwise);

(n)	“Contract” means any agreement, understanding, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written of oral;

(o)	“Disclosure Statement” means the disclosure statement of the Vendor to be signed and dated by the Vendor and delivered to the Purchaser at the Closing;

(p)	“Employee Plans” has the meaning ascribed in Section 3.1(31)(a);

(q)
“Encumbrances” means mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing;

(r)	“Environmental Consents” has the meaning ascribed in Section 3.1(30)(a)(ii);

(s)	“Environmental Laws” has the meaning ascribed in Section 3.1(30)(a)(i);

(t)	“Exchange Act” has the meaning ascribed to it in Section 3.2(4);

(u)	“Excluded Assets” means:

(i)	all income tax installments paid by the Vendor and the right to receive any refund of income taxes paid by the Vendor under the Code; and

(ii)	all corporate, financial, taxation and other records of the Vendor not pertaining exclusively or primarily to the Business or Purchased Assets;

(v)	“Excluded Liabilities” means:

(i)	any liability of the Vendor to its shareholders, affiliates or associates or any other person not dealing at arm’s length with any of them;

(ii)	any liability of the Vendor for any breach by the Vendor of any Laws, including Environmental Laws, relating to the operation of the Business or use of the Purchased Assets up to the Closing Date; and

(iii)	any liability of the Vendor for any deferred income tax, or for any other taxes, duties or similar charges (including penalties, fines and interest);

(w)
“GAAP” means the generally accepted accounting principles so described and promulgated by the United States Financial Accounting Standards Board which are applicable on the date on which any calculation is to be effective or at the date of any financial statements referred to herein, as the case may be;

(x)	“Hazardous Substance” has the meaning ascribed in Section 3.1(30)(a)(iii);

(y)	“Indemnified Party” has the meaning ascribed in Section 7.3;

(z)	“Indemnifying Party” has the meaning ascribed in Section 7.3;

(aa)	“Intellectual Property” has the meaning ascribed in Section 3.1(33);

(bb)
“Interim Financial Statements” means the unaudited financial statements of the Vendor for the six month period ended June 30, 2013 consisting of a balance sheet and an income statement, a copy of which is attached as Schedule G to the Disclosure Statement;

(cc)
“Law” or “Laws” means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices, permits, guidelines or directives of any Regulatory Authority;

(dd)	“Leased Premises” means the premises leased or subleased by the Vendor under the Leases;

(ee)
“Leases” means the leases, subleases, agreements to lease and tenancy agreements included in the Purchased Assets under which the Vendor leases or subleases any real property as lessee or sublessee, as listed in Schedule R of the Disclosure Statement;

(ff)	“Lessee” has the meaning ascribed in Section 3.1(29)(c);

(gg)
“Material Adverse Effect” means a material adverse effect on the Business and/or the Purchased Assets, including their condition (financial or otherwise) and results of operations, taken as a whole; provided, however, an occurrence or condition shall not constitute a Material Adverse Effect if it exists or arises from (a) general business, economic or financial market conditions, (b) conditions generally affecting the industries in which Vendor competes, (c) the effects of this Agreement and the transactions contemplated hereby or the announcement thereof, or (d) actions or omissions of a party to this Agreement taken in contemplation of the transactions contemplated hereby or by any of the agreements ancillary hereto;

(hh)	“Parties” means the Vendor, the Purchaser, the Shareholders and any other person that may become a party to this Agreement, and Party means any one of them;

(ii)	“Permitted Encumbrances” means:

(i)	liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

(ii)
servitudes, easements, restrictions, rights of parties in possession, zoning restrictions, encroachments, reservations, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the validity of title to or the value, marketability or use of the property subject thereto by the Vendor;

(iii)	liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

(iv)
undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and Encumbrances claimed or held by any Regulatory Authority that have not at the time been filed or registered against the title to the asset or served upon the Vendor pursuant to law or that relate to obligations not due or delinquent;

(v)
assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any Lease and liens or rights reserved in any Lease for rent or for compliance with the terms of such Lease;

(vi)	security given in the ordinary course of the Business to any Regulatory Authority in connection with the operations of the Business, other than security for borrowed money; and

(vii)	the Encumbrances described in Schedule A of the Disclosure Statement;

(jj)	“person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

(kk)	“Private Placement” has the meaning ascribed in Section 5.1(4);

(ll)
“Purchased Assets” means all of the property and assets used in connection with or otherwise relating to the Business (other than the Excluded Assets) as a going concern, whether real or personal, tangible or tangible, of every kind and description and, wheresoever situate, including, without limitation:

(i)
Real Property - all real property, together with the buildings, structures, improvements and appurtenances situated thereon, including, without limitation, the real property described in Schedule P of the Disclosure Statement;

(ii)
Leases - all rights (whether as lessee or lessor) under leases of real property, together with all leasehold improvements relating thereto, including, without limitation, all rights under the leases described in Schedule Q and Schedule R of the Disclosure Statement;

(iii)
Equipment - all machinery, equipment, fixtures, furniture, furnishings, parts, tooling molds, dies, jigs or patterns and other fixed assets, including, without limitation, the machinery and equipment described in Schedule W of the Disclosure Statement;

(iv)	Vehicles - all trucks, cars and other vehicles, including, without limitation, the vehicles described in Schedule X of the Disclosure Statement;

(v)	Inventories - all inventories, including, without limitation, raw materials, work-in-process, finished goods and replacement parts;

(vi)
Accounts Receivable - all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Vendor and the benefit of all security for such accounts, notes and debts;

(vii)	Prepaid Expenses - all prepaid expenses;

(viii)
Agreements - all rights under leases of personal property, orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, employment and collective agreements, agreements and instruments relating to employee pension or benefit plans and other Contracts not otherwise referred to in this Section 1.1(ll)(viii), including, without limitation, the Contracts described in Schedule L of the Disclosure Statement;

(ix)	Consents - all Consents;

(x)
Intellectual Property - all trade or brand names, business names, trademarks, trade mark registrations and applications, service marks, service mark registrations and applications, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual, industrial or proprietary rights, together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, including, without limitation, the Intellectual Property described in Schedule Y of the Disclosure Statement;

(xi)
Computer Hardware and Software - all computer hardware and software, including all rights under licenses and other agreements or instruments relating thereto described in Schedule J of the Disclosure Statement;

(xii)	Records - all Records (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser); and

(xiii)
Goodwill - all goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Vendor and the right to use any words indicating that the Business is so carried on, including the exclusive right to use the name KonaRed, or any variation thereof, as part of the name or style under which the Business or any part thereof is carried on by the Purchaser;

(mm)	“Purchase Price” has the meaning ascribed in Section 2.2;

(nn)	“Purchaser Financial Statements” has the meaning ascribed to it in Section 3.2(4);

(oo)	“Purchaser SEC Documents” has the meaning ascribed to it in Section 3.2(4);

(pp)	“Real Properties” means the real properties included in the Purchased Assets which are owned by the Vendor and which are described in Schedule P of the Disclosure Statement;

(qq)
“Records” means all technical, business and financial records relating to the Business, including, without limitation, customer lists, operating data, files, financial books, correspondence, credit information, research materials, contract documents, title documents, leases, surveys, records of past sales, supplier lists, employee documents, inventory data, accounts receivable data, financial statements and any other similar records in any form whatsoever (including written, printed, electronic or computer printout form), but not including those records which are part of the Excluded Assets;

(rr)
“Regulatory Authority” means any government, regulatory or administrative authority, agency, commission, utility or board (federal, state, municipal or local, domestic or foreign) having jurisdiction in the relevant circumstances and any person acting under the authority of any of the foregoing and any judicial, administrative or arbitral court, authority, tribunal or commission having jurisdiction in the relevant circumstances;

(ss)	“Release” has the meaning ascribed in Section 3.1(30)(a)(iv);

(tt)	“Replacement Plans” has the meaning ascribed in Section 4.3;

(uu)	“SEC” means the United States Securities and Exchange Commission;

(vv)	“Securities Act” has the meaning ascribed in Section 2.7(1);

(ww)	“Share” has the meaning ascribed in Section 2.2;

(xx)	“Shares” has the meaning ascribed in Section 2.2;

(yy)	“Share Cancellation” has the meaning ascribed in Section 5.1(5);

(zz)	“Tax” and “Taxes” have the meaning ascribed in Section 3.1(28)(a)(i);

(aaa)	“Tax Return” has the meaning ascribed in Section 3.1(28)(a)(ii);

(bbb)	“Transactions” means the purchase and sale of the Purchased Assets and all other transactions contemplated by this Agreement;

(ccc)	“Transferred Employee” has the meaning ascribed in Section 4.2;

(ddd)	“Unit” has the meaning ascribed in Section 4.6; and

(eee)	“Warrant” has the meaning ascribed in Section 4.6.

1.2	Knowledge

Any reference herein to “the knowledge” of the Vendor will be deemed to mean the actual knowledge of the Vendor and the Shareholders, together with the knowledge which they would have had if they had conducted a reasonable inquiry into the relevant subject matter. Any reference herein to “the best knowledge” of the Purchaser will be deemed to mean the actual knowledge of the directors of the Purchaser, together with the knowledge which they would have had if they had conducted a reasonable inquiry into the relevant subject matter.

1.3	Currency

Unless otherwise indicated, all references to dollar amounts in this Agreement are expressed in United States currency.

1.4	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada.  The Parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of Nevada  with respect to any matter arising under or related to this Agreement.

1.5	Interpretation Not Affected by Headings

The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6	Number and Gender

In this Agreement, unless the context otherwise requires, any reference to gender shall include both genders and words importing the singular number shall include the plural and vice-versa.

1.7	Time of Essence

Time shall be of the essence of every provision of this Agreement.

1.8	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.9	Accounting Terms

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.10	Calculation of Time Periods

Where a time period is expressed to begin or end at, on or with a specified day, or to continue to or until a specified day, the time period includes that day.  Where a time period is expressed to begin after or to be from a specified day, the time period does not include that day.  Where anything is to be done within a time period expressed after, from or before a specified day, the time period does not include that day.  If the last day of a time period is not a Business Day, the time period shall end on the next Business Day.

1.11	Statutory Instruments

Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any Law shall be construed as a reference to such Law as amended or re-enacted from time to time or as a reference to any successor thereto.

1.12	Disclosure Statement

The Disclosure Statement provided pursuant to this Agreement is incorporated herein.

ARTICLE 2– PURCHASE AND SALE

2.1	Purchased Assets

On the terms and subject to the fulfilment of the conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor at the Closing Time on the Closing Date, all of the Purchased Assets.

2.2	Purchase Price

The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Purchased Assets shall be:

(a)	the allotment and issuance of 42,750,000 common shares in the capital of the Purchaser (each, a “Share” and collectively, the “Shares”) at a deemed price of $0.45; and

(b)	the assumption of the Assumed Liabilities.

2.3	Payment of Purchase Price

The Purchase Price shall be paid as follows:

(1)                      At the Closing Time, the Purchaser will issue to the Vendor 42,750,000 Shares.

(2)                      The Purchaser will assume the Assumed Liabilities pursuant to an assumption agreement in the form set out in Schedule B of the Disclosure Statement executed and delivered by the Purchaser at the Closing Time.

2.4	Allocation of Purchase Price

The Vendor and Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule C of the Disclosure Statement and to report the sale and purchase of the Purchased Assets for all federal, state and local tax purposes in a manner consistent with such allocation, and shall not dispute such allocation in connection with any audit or other proceeding.

2.5	Tax Elections

The Vendor and Purchaser shall file any tax elections in respect of the sale and transfer of the Purchased Assets hereunder.

2.6	Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and state sales taxes (including any retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendor to the Purchaser.

2.7	Securities Laws Compliance

(1)                      The Vendor has been informed that the Shares are to be held for investment purposes and that it cannot offer, sell or otherwise transfer, pledge or hypothecate any of the Shares issued to the Vendor (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”)) directly or indirectly unless:

(a)	the sale is to the Purchaser;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act provided by Rule 144 thereunder; or

(c)
the Shares are sold in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and the Vendor has furnished to the Purchaser an opinion of counsel to that effect or such other written opinion as may be reasonably required by the Purchaser.

(2)                      The Vendor acknowledges that the certificate representing the Shares shall bear the following legend:

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE SECURITIES LAWS.

(3)                      The Vendor acknowledges and agrees that is has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Shares.

ARTICLE 3– REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor and the Shareholders

The Vendor and the Shareholders hereby jointly and severally make the following representations and warranties to the Purchaser and acknowledge that the Purchaser is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)                      Incorporation and Existence of the Vendor.  The Vendor is a corporation incorporated and existing under the laws of the State of Hawaii.

(2)                      Capitalization. The authorized capital of the Vendor consists of 25,000,000 common shares, of which there are presently 23,131,950 shares issued and outstanding. In addition, there are 1,837,000 options to purchase shares of the Vendor at $0.70 per share.

(3)                      Corporate Power.  The Vendor has the corporate power and authority to own or lease its property and to carry on the Business as now being conducted by it.

(4)                      Qualification.  The Vendor is duly qualified, licensed or registered to carry on business and is in good standing in the jurisdictions listed in Schedule D of the Disclosure Statement.  The jurisdictions listed in Schedule D of the Disclosure Statement include all jurisdictions in which the nature of the Business or the property owned or leased by the Vendor makes such qualification necessary or where the Vendor owns or leases any material properties or assets or conducts any material business.

(5)                      Subsidiaries.  The Vendor does not own nor has it agreed to acquire, directly or indirectly, (i) any of the outstanding shares or securities convertible into shares of any other corporation, or (ii) any participating interest in any person.

(6)                      Options.  Except for the Purchaser’s right in this Agreement, no person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, commitment, conversion right, right of exchange or other agreement for the purchase from the Vendor of any of the Purchased Assets;

(7)                      Validity of Agreement.

(a)
The Vendor has all necessary corporate power to own the Purchased Assets and to enter into and perform its obligations under this Agreement, and the Vendor has all necessary corporate power to enter into and perform its obligations under any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The Vendor’s execution and delivery of, and performance of its obligations under, this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Vendor.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which the Vendor is a party constitute legal, valid and binding obligations of the Vendor enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(8)                      No Violation.  The execution and delivery of this Agreement by the Vendor, the consummation of the Transactions and the fulfillment by the Vendor of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)
contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Vendor in a manner which will have a Material Adverse Effect under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Vendor;

(iii)	the by-laws or any resolutions of the board of directors or shareholders of the Vendor;

(iv)	any Consent held by the Vendor or necessary to the ownership of the Purchased Assets or the operation of the Business; or

(v)	the provisions of any Contract to which the Vendor is a party or by which it is, or any of its properties or assets are, bound; or

(b)	result in the creation or imposition of any Encumbrance on any of the Purchased Assets in a manner which will have a Material Adverse Effect.

(9)                      Regulatory and Contractual Consents.  There is no requirement to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions, except for the filings, notifications and Consents described in Schedule E of the Disclosure Statement. There is no requirement under any Contract relating to the Business or to which the Vendor is a party or by which the Vendor is bound to make any filing with, give any notice to, or to obtain the Consent of, any party to such Contract relating to the Transactions except for the filings, notifications or Consents described in Schedule E of the Disclosure Statement.

(10)                      Financial Statements.  To the knowledge of the Vendor, the Audited Financial Statements and the Interim Financial Statements:

(a)	have been prepared in accordance with GAAP on a basis consistent with that of prior fiscal periods;

(b)	are complete and accurate; and

(c)
present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Vendor at their respective balance sheet dates, and the results of operations of the Vendor.

(11)                      Records.  To the knowledge of Vendor, the Records have been duly maintained in accordance with all applicable legal requirements and contain full and accurate records of all material matters relating to the Business.  To the knowledge of Vendor, all material financial transactions relating to the Business have been accurately recorded in the Records in accordance with GAAP, except as would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, no Records are in the possession of, recorded, stored, maintained by, or otherwise dependent on, any other person.

(12)                      No Material Adverse Change.  Since the Audited Statements Date, to the knowledge of Vendor, no material adverse change has occurred in any of the assets, business, financial condition, earnings, or results of operations of the Business nor has any other event, condition, or state of facts occurred or arisen which might have a material adverse effect on the assets, business, financial condition, earnings, or results of operations of the Business, except as would not have a Material Adverse Effect.

(13)                      Absence of Undisclosed Liabilities.  Except to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Audited Financial Statements or incurred subsequent to the date thereof and disclosed in Schedule H of the Disclosure Statement and except in respect of normal trade payables arising in the ordinary course of the Business, to the knowledge of Vendor, the Vendor does not have any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind relating to the Business exceeding $10,000, except as would otherwise not have a Material Adverse Effect.

(14)                      Consents. To the knowledge of Vendor, the Vendor has conducted the Business in compliance with, and hold all Consents necessary for the lawful operation of the Business, pursuant to all applicable Laws, all of which Consents are valid and subsisting and in good standing with no material violations as of the date of this Agreement.  To the knowledge of Vendor, all such Consents are renewable by their terms or in the ordinary course of the Business without the need for the Vendor to comply with any special qualification or procedures or to pay any amounts other than routine filing fees.  The Vendor has provided a true and complete copy of each Consent and all amendments thereto to the Purchaser.

(15)                      Compliance with Laws.  To the knowledge of Vendor, the Vendor has complied, and the Business is now being conducted in compliance, with all Laws applicable to the Business or the Purchased Assets, except as would otherwise not have a Material Adverse Effect.

(16)                      Conduct of Business in Ordinary Course.  Since the Audited Statements Date, the Business has been carried on in the ordinary course consistent with past practice, except where it would otherwise not have a Material Adverse Effect.  The Business is the only business operation carried on by the Vendor, and the Purchased Assets are sufficient to carry on the Business at the Closing Date, except where it would otherwise not have a Material Adverse Effect.

(17)                      Location of Tangible Personal Property.  With the exception of inventory in transit, all the tangible personal property included in the Purchased Assets is situated at the locations set out in Schedule P and Schedule R of the Disclosure Statement.

(18)                      Condition of Assets.  All material tangible personal property included in the Purchased Assets is in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear and where otherwise would not have a Material Adverse Effect.

(19)                      Title to Personal and Other Property.  The Purchased Assets (other than the Real Properties) are owned by the Vendor as the beneficial owner with a good and marketable title, free and clear of all Encumbrances other than the Permitted Encumbrances and other than would otherwise not have a Material Adverse Effect.

(20)                      Litigation.  Except as disclosed in Schedule K of the Disclosure Statement, to the knowledge of Vendor, there are no actions, suits or proceedings, judicial or administrative, (whether or not purportedly on behalf of the Vendor) pending or threatened, by or against or affecting the Vendor, at law or in equity, or before or by any Regulatory Authority.  Except for the matters referred to in Schedule K of the Disclosure Statement, to Vendor’s knowledge, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.  Except as disclosed in Schedule K of Disclosure Statement, there is not presently outstanding against the Vendor any judgment, injunction or other order of any Regulatory Authority.

(21)                      Capital Expenditures.  To the knowledge of Vendor, the Vendor is not committed to make any capital expenditures relating to the Business, nor have any capital expenditures been authorized by the Vendor at any time since the Audited Statements Date, except for capital expenditures made in the ordinary course of the Business which, in the aggregate, do not exceed $10,000, except those that would otherwise not have a Material Adverse Effect.

(22)                      Inventories.  The inventories of the Vendor do not include any material items that are slow moving, below standard quality or of a quality or quantity not useable or saleable in the ordinary course of the Business, the value of which has not been written down on its books of account to net realizable market value, except that would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, the inventory levels of the Vendor have been maintained at such amounts as are required for the operation of the Business as previously conducted and as proposed to be conducted, and such inventory levels are adequate for the Business.

(23)                      Accounts Receivable.  To the knowledge of Vendor, the accounts receivable due or accruing to the Vendor reflected in the Interim Financial Statements and all accounts receivable of the Vendor arising since the date of the Interim Financial Statements arose from bona fide transactions in the ordinary course of the Business and are valid, enforceable and fully collectible accounts (subject to a reasonable allowance, consistent with past practice, for doubtful accounts as reflected in the Interim Financial Statements in accordance with GAAP or as previously disclosed in writing to the Purchaser), except where they would otherwise not have a Material Adverse Effect.  Such accounts receivable are not subject to any defence, set-off or counterclaim, except to the extent they would not have a Material Adverse Effect.

(24)                      Material Contracts.

To the knowledge of Vendor, the contracts listed in Schedule L of the Disclosure Statement constitute all the material Contracts of the Vendor included in the Purchased Assets.  Without limiting the generality of the foregoing, and except as otherwise set out in Schedule A and Schedule L of the Disclosure Statement or would otherwise not have a Material Adverse Effect, the Vendor is not a party to or bound by any Contract relating to the Purchased Assets, including any:

(a)	distributor, sales, advertising, agency or manufacturer’s representative Contract;

(b)	collective bargaining agreement or other Contract with any labour union;

(c)	continuing Contract for the purchase of materials, supplies, equipment or services involving more than $10,000 in respect of any such Contract;

(d)
employment or consulting Contract or any other Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

(e)
profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(f)
trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money, the provision of financial assistance of any kind or a leasing transaction of a type required to be capitalized in accordance with GAAP, or any Contract creating an Encumbrance relating thereto;

(g)	commitment for charitable contributions;

(h)	Contract for capital expenditures in excess of $10,000 in the aggregate;

(i)	Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Business;

(j)	Contract pursuant to which the Vendor is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property material to the Business;

(k)
confidentiality, secrecy or non-disclosure Contract (whether the Vendor is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(l)	license, franchise or other Contract that relates in whole or in part to any Intellectual Property;

(m)
agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of, or any agreement to provide financial assistance of any kind to, any other person (except for cheques endorsed for collection);

(n)	Contract that expires, or may expire if the same is not renewed or extended at the option of any person other than the Vendor, more than one year after the date of this Agreement;

(o)	Contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with the Vendor except for Contracts of employment; or

(p)	Contract entered into by the Vendor other than in the ordinary course of the Business.

The Vendor has performed all of its obligations required to be performed by it and is entitled to all of the benefits under any Contract relating to the Business to which any of them is a party or by which any of them is bound, except where it would not have a Material Adverse Effect.  To the knowledge of Vendor, the Contracts listed in Schedule L of the Disclosure Statement are all in full force and effect unamended and no default exists on the part of any of the parties thereto.  The Vendor is not in default or in breach of any Contract to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such Contracts are in good standing and in full force and effect unamended and the Vendor is entitled to all benefits thereunder, except as would otherwise not have a Material Adverse Effect.  The Vendor has provided to the Purchaser a true and complete copy of each Contract listed in Schedule L of the Disclosure Statement and all amendments.

(25)                      Insurance.  The Vendor has all of the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Time, except as would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, Schedule M of the Disclosure Statement sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any claims) maintained by the Vendor on its property and assets or personnel as of the date of this Agreement and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets.  To the knowledge of Vendor, the Vendor is not in default with respect to any of the provisions contained in any such insurance policy, has not failed to give any notice or present any claim under any such insurance policy in a timely fashion, and has not received notice from any insurer denying any claim.  The Vendor has provided to the Purchaser a true copy of each insurance policy referred to in Schedule M of the Disclosure Statement and all amendments.

(26)                      Brokers.  Except as disclosed in this Agreement, neither the Vendor nor the Shareholders have engaged any broker or other agent in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to act or have acted for the Vendor or the Shareholder.

(27)                      Customers and Suppliers.  Schedule N of the Disclosure Statement sets out the major customers and suppliers of the Business (being those customers and suppliers of the Business each accounting for more than 5% of sales of or to the Business for the previous two years) and, to the knowledge of Vendor, there has been no termination or cancellation of, and no modification or change in, the Vendor’s business relationship with any major customer, supplier or group of major customers or suppliers for the previous two years, except as would otherwise not result in a Material Adverse Change.

(28)                      Tax Matters.

(a)	For purposes of this Section 3.1(28), the following definitions shall apply:

(i)
“Tax” and “Taxes” shall mean any or all federal, state, local or foreign income, gross receipts, real property gains, goods and services, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment,  disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, levies, governmental charges or  assessments of any kind whatsoever, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed.

(ii)
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement, or claim for refund relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to withholding at source or payments to third parties, and any schedules  or attachments thereto or amendments of any of the foregoing.

(b)
To the knowledge of Vendor, the Vendor has filed on a timely basis all Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all respects, except as would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, all Taxes due from or payable by the Vendor for periods (or portions thereof) ending on or prior to the date hereof and the Closing Date, as applicable, have been paid. To the knowledge of Vendor, all installments or other payments on account of Taxes that relate to periods for which Tax Returns are not yet due have been paid on a timely basis.  There are no actions, objections, appeals, suits or other proceedings or claims in progress, or to the knowledge of Vendor, pending or threatened by or against the Vendor in respect of any Taxes, and in particular there are no currently outstanding assessments or written enquiries which have been issued or raised by any Regulatory Authority relating to any such Taxes.  There are no Encumbrances pending on or with respect to any of the assets of the Vendor that arose in connection with any failure (or alleged failure) to pay any Tax, except as would not otherwise have a Material Adverse Effect.

(c)
To the knowledge of Vendor, the Vendor has withheld, collected and paid to the proper Regulatory Authorities all Taxes required to have been withheld, collected and paid in connection with (i) amounts paid, credited or owing to any employee, independent or dependent contractor, creditor, shareholder or other third party, and (ii) goods and services received from or provided to any person.

(29)                      Real Properties and Leased Premises.

(a)
Schedule P of the Disclosure Statement lists all Real Properties included in the Purchased Assets which are owned in whole or in part by the Vendor and sets forth the legal descriptions.  There are no Contracts to sell, transfer or otherwise dispose of any of the Real Properties, or to purchase or acquire any real properties other than the Real Properties, or which would restrict the ability of the Vendor to transfer any of the Real Properties.

(b)
The Vendor is the absolute beneficial owner of, and has good and marketable title in fee simple to each of the Real Properties, free and clear of any and all Encumbrances, except for the Permitted Encumbrances or would otherwise not have a Material Adverse Effect.  Complete and correct copies of all documents creating those Permitted Encumbrances which affect the Real Properties have been provided to the Purchaser.  Except as otherwise disclosed in Schedule Q of the Disclosure Statement, none of the Real Properties is leased or licensed, in whole or in part, to any other person.

(c)
Schedule R of the Disclosure Statement describes all Leases included in the Purchased Assets under which the Vendor leases or subleases any real property as lessee or sublessee (hereinafter in this Section 3.1(29) referred to as the “Lessee”).  Other than the Leases, the Vendor is not a party to or is bound, as Lessee, by any lease, sublease, license or other instrument relating to real property.  Complete and correct copies of the Leases have been provided to the Purchaser.  To the knowledge of Vendor, the Leases are in full force and effect, unamended.  To the knowledge of Vendor, the Lessee under each Lease is exclusively entitled to all rights and benefits as Lessee under such Lease, and no Lessee has sublet, assigned, licensed or otherwise conveyed any rights in any of the Leased Premises or in any of the Leases to any other person.

(d)
To the knowledge of Vendor, all rental and other payments and other obligations required to be paid and performed by the Lessee pursuant to each of the Leases have been duly paid and performed except as would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, the Lessee is not in material default of any of its obligations under any of the Leases and none of the landlords or other parties to the Leases are in material default of any of their obligations under any of the Leases.  To the knowledge of Vendor, no written waiver, indulgence or postponement of the Lessee’s obligations under any of the Leases has been granted by the landlord thereunder.  To the knowledge of Vendor, there exists no event of material default under any Lease or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease.  To the knowledge of Vendor, none of the terms and conditions of any of the Leases will be affected by, nor will any of the Leases be in default as a result of, the completion of the Transactions, and all Consents of landlords or other parties to the Leases required in order to complete the Transactions have been obtained, or will have been obtained by the Closing Time, and are, or once obtained will be, in full force and effect.

(e)
To the knowledge of Vendor, the use by the Vendor of each of the Real Properties and Leased Premises is not in breach of any Laws, including any building, zoning or other statutes or any official plan, or any covenants, restrictions, rights or easements, affecting such Real Property or Leased Premises.  To the knowledge of Vendor, all buildings, structures and improvements situated on any of the Real Properties, and those situated on any of the Leased Premises, are located wholly within the boundaries of such Real Property or Leased Premises, as applicable, and comply with all Laws, covenants, restrictions, rights and easements affecting the same.  To the knowledge of Vendor, there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of the Real Properties or Leased

Premises.  No part of any of the Real Properties or Leased Premises has been condemned, taken or expropriated by any Regulatory Authority, nor has any notice or proceeding in respect thereof been given, commenced or threatened.  Each of the Real Properties and Leased Premises is fully serviced by utilities having adequate capacities for the normal operations of the Business, except as would otherwise not have a Material Adverse Effect.  To the knowledge of Vendor, each of the Real Properties and Leased Premises has adequate rights of access to and from public streets or highways for the normal operations of the Business and there is no fact or circumstance which could result in the termination or restriction of such access.  To the knowledge of Vendor, there is no defect or condition affecting any of the Real Properties or Leased Premises (or the soil or subsoil) or any adjoining property which would impair the current use of such Real Property or Leased Premises.

(f)
To the knowledge of Vendor, no amounts including, without limitation, municipal property Taxes, local improvement Taxes, levies or assessments, are owing by the Vendor in respect of any of the Real Properties or the Leased Premises to any Regulatory Authority or public utility, other than current accounts which are not in arrears.  There are no outstanding appeals on assessments which have been issued or raised by any Regulatory Authority or by the Vendor concerning any realty, business or other Taxes with respect to any of the Real Properties or Leased Premises.  To the knowledge of Vendor, all amounts for labour or materials supplied to or on behalf of the Vendor relating to the construction, alteration or repair of or on any of the Real Properties or Leased Premises have been paid in full and no one has filed or has a right to file any construction, builders’, mechanics’ or similar liens.

(g)
To the knowledge of Vendor, the buildings and structures comprising the Real Properties and the Leased Premises are free of any structural defect.  To the knowledge of Vendor, the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in any of the Real Properties or the Leased Premises are in good working order, fully operational and free of any defect, except for normal wear and tear.

(30)                      Environmental Matters.

(a)	For the purposes of this Agreement, the following terms and expressions shall have the following meanings:

(i)	“Environmental Laws” means all Laws applicable to the environment, occupational health and safety, product safety, product liability and public safety.

(ii)	“Environmental Consents” includes all Consents issued by or issuable by any Regulatory Authority under Environmental Laws.

(iii)
“Hazardous Substance” means, any material or substance that may impair the quality of the environment or which under Environmental Laws is deemed to be “hazardous”, a “pollutant”, “toxic”, “deleterious”, “caustic”, “dangerous”, a “waste”, a “hazardous material”, a “source of contamination” or analogous substance including, without limitation, petroleum and petroleum products, asbestos, polychlorinated biphenyls, and flammable and radioactive materials.

(iv)
“Release” means any release, spill, leak, emission, discharge, leach, dumping, migration, pumping, pouring, emitting, emptying, injecting, spraying, burying,  abandoning, incinerating, seeping, escape, disposal or similar or analogous act as defined in any Environmental Laws.

(b)
Except as disclosed in Schedule S of the Disclosure Statement, the Vendor, to the knowledge of Vendor, the operation of the Business and all of the Purchased Assets have been and are in compliance with all Environmental Laws, including all Environmental Consents.

(c)
Except as disclosed in Schedule S of the Disclosure Statement, (i) the Vendor has not been charged with or convicted of any offence for non-compliance with Environmental Laws, or been fined or otherwise sentenced or settled any prosecution short of conviction; and (ii) there are no notices of judgment or commencement of proceedings of any nature and the Vendor has never been investigated relating to any breach or alleged breach of Environmental Laws.

(d)
To the knowledge of Vendor, the Vendor has obtained all Environmental Consents necessary to conduct the Business and to own, use and operate the Purchased Assets.  All such Environmental Consents are listed in Schedule S of the Disclosure Statement and complete and correct copies have been provided to the Purchaser.

(e)
Except as disclosed in Schedule S of the Disclosure Statement, to the knowledge of Vendor, there are no Hazardous Substances located on or in or under the surface of any Real Properties or Leased Premises of the Vendor, and no Release of any Hazardous Substances has occurred on, in or from any Real Properties or Leased Premises or has resulted from the operation of the Business and the conduct of activities thereon.

(f)
Except as disclosed in Schedule S of the Disclosure Statement, the Vendor has not used any of its Real Properties or Leased Premises to produce, generate, manufacture, treat, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws or would otherwise not have a Material Adverse Effect.

(g)
Except as disclosed in Schedule S of the Disclosure Statement, to the knowledge of Vendor, there are no underground or above-ground storage tanks or associated piping or appurtenances (active or abandoned), or urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances located on or in or under the surface of any of the Real Properties or Leased Premises or other assets used thereon.

(h)
Except as disclosed in Schedule S of the Disclosure Statement, to the knowledge of Vendor, the Vendor is not, and there is no basis upon which the Vendor could become, responsible for any clean-up or corrective action under any Environmental Laws.  The Vendor has provided the Purchaser with copies of any environmental audits, site assessments and studies (including all drafts thereof) concerning any of the Real Properties and Leased Premises, or that are in any way related to the Business, that it has ever conducted or that are in its possession or control.

(31)                      Labour and Employee Matters.

(a)
Schedule T of the Disclosure Statement identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit plan that is maintained or otherwise contributed to, or required to be contributed to, by the Vendor relating to the Business or the Purchased Assets for the benefit of employees or former employees of the Vendor (the “Employee Plans”) and a true and complete copy of each Employee Plan has been furnished to the Purchaser.  To the knowledge of Vendor, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Employee Plan.  The Vendor has delivered to the Purchaser the actuarial valuations, if any, prepared for each Employee Plan during the past two years.  Except as described in Schedule T of the Disclosure Statement:

(i)
to the knowledge of Vendor, all contributions to and payments from each Employee Plan that may have been required to be made in  accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, with the Laws that govern such Employee Plan, have been made in a timely manner;

(ii)
to the knowledge of Vendor, all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Regulatory Authority or distributed to any Employee Plan participant  have been duly filed on a timely basis or distributed;

(iii)
to the knowledge of Vendor, there are no pending investigations by any Regulatory Authority involving or relating to an Employee Plan, threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against the Vendor in respect of any Employee Plan or assertions of any rights or claims to benefits under any Employee Plan that could give rise to a liability nor are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)
no notice has been received by the Vendor of any complaints or other proceedings of any kind involving the Vendor or any of the employees of the Vendor before any pension board or committee relating to any Employee Plan or to the Vendor; and

(v)
the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither the Purchaser nor any of its associates or affiliates will incur any liability with respect to any Employee Plan as a result of the Transactions.

(b)
Except as described in Schedule T of the Disclosure Statement, the Vendor has not made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule T of the Disclosure Statement, to the knowledge of Vendor, there are no current attempts to organize or establish any labour union or employee association with respect to any employees of the Vendor, nor is there any certification of any such union with regard to a bargaining unit.  There are no grievances against the Vendor for which the Vendor has received written notice under any collective agreement.

(c)	Schedule T of the Disclosure Statement contains a complete and accurate list of the names of all individuals who are employees of the Vendor specifying:

(i)	with respect to the unionized employees, the rate of hourly pay, whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation; and

(ii)	with respect to salaried employees, the length of service, age, title, rate of salary and commission or bonus structure for each such employee.

(d)
No notice has been received by the Vendor of any complaint filed by any of the employees against the Vendor claiming that the Vendor has violated any Laws applicable to employee or human rights, or of any complaints or proceedings of any kind involving the Vendor or any of the employees of the Vendor before any labour relations board, except as disclosed in Schedule T of the Disclosure Statement.  All levies, assessments and penalties made against the Vendor pursuant to any Laws applicable to workers’ compensation have been paid by the Vendor and the Vendor has not been assessed under any such legislation since inception.

(e)
To the knowledge of Vendor, all accruals for unpaid vacation pay, premiums for employment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the Records.

(32)                      Product Warranties.  Schedule U of the Disclosure Statement is a complete and accurate list of all express, written warranties given to purchasers of products supplied by the Vendor in connection with the Business that remain outstanding.

(33)                      Intellectual Property.  Schedule Y of the Disclosure Statement is a complete and accurate list of all:

(a)
domestic and foreign patents, trade-marks, trade names, copyrights, industrial designs, business names, certification marks, service marks, distinguishing guises, business styles and other industrial or intellectual property, whether or not registered, that are owned by or licensed to the Vendor, and all applications in respect thereof;

(b)	to the knowledge of Vendor, all trade secrets, know-how, inventions, formulas, processes and technology pertaining to the Business; and

(c)
all computer systems and application software, including all related documentation and the latest revisions of all related object and source codes therefor, owned or used by the Vendor, (collectively the “Intellectual Property”), including particulars of any registration, details of all applications for registration and, where unregistered, the date of first use.

To the knowledge of Vendor, the Vendor is the sole owner of the Intellectual Property except in the case of Intellectual Property licensed to the Vendor.  Complete and correct copies of all Contracts whereby any rights in respect of Intellectual Property have been granted or licensed to the Vendor have been provided to the Purchaser.  Except as disclosed in Schedule Y of the Disclosure Statement, to the knowledge of Vendor, the Vendor has the exclusive right to use all of the Intellectual Property and has not granted any licence or other rights to any other person in respect of the Intellectual Property.  To the knowledge of Vendor, the Intellectual Property is free and clear of any Encumbrances other than the Permitted Encumbrances.  To the knowledge of Vendor, the Intellectual Property comprises all patents, trade-marks, trade names, copyrights, industrial designs, business names, certification numbers, inventions, know-how, service marks, formulae, processes, technology, trade-secrets, computer systems and application software and other industrial or intellectual property necessary to conduct the Business.  To the knowledge of Vendor, the Vendor has not used or enforced, or failed to use or enforce, any of the Intellectual Property in any manner which could limit its validity or result in its invalidity.  Except as disclosed in Schedule Y of the Disclosure Statement, to the knowledge of Vendor, there has been no infringement or violation of the Vendor’s rights in and to the Intellectual Property or any trade secrets or confidential information, nor any claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property.  To the knowledge of Vendor, the Vendor is not and has not engaged in any activity that violates or infringes any intellectual property rights of any other person or as would not otherwise have a Material Adverse Effect.

(34)                      Privacy Matters.  To the knowledge of Vendor, the Vendor has conducted and is conducting the Business in compliance with all Laws applicable to privacy and the protection of personal information.

3.2	Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement and completing the Transactions:

(1)                      Incorporation and Existence.  The Purchaser is a corporation incorporated and existing under the laws of Nevada.

(2)                      Capitalization. The authorized capital of the Purchaser consists of 877,500,000 Shares, of which there are presently 64,350,523 Shares issued and outstanding, and 10,000 shares of preferred stock, of which none are issued and outstanding.

(3)                      Validity of Agreement.

(a)
The Purchaser has all necessary corporate power to own the Purchased Assets.  The Purchaser has all necessary corporate power to enter into and perform its obligations under this Agreement and any other agreements or instruments to be delivered or given by it pursuant to this Agreement.

(b)
The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Purchaser.

(c)
This Agreement or any other agreements entered into pursuant to this Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and  except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4)                      Public Disclosure. The Purchaser has made available to the Vendor a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) filed by Purchaser with the SEC since August 22, 2011 (the “Purchaser SEC Documents”).  As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document.  The financial statements of Purchaser included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of the Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).  There has been no change in Purchaser’s accounting policies, except as described in the notes to the Purchaser Financial Statements or as required by GAAP.  Since the date of the most recent balance sheet included in a Purchaser SEC Documents, there has been no material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Purchaser.

(5)                      Shares. The Shares to be issued to the Vendor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents of the Purchaser or any agreement to which the Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws.

(6)                      No Violation.  The execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions and the fulfilment by the Purchaser of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both):

(a)	contravene or violate or result in a breach or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligations of the Purchaser, under:

(i)	any applicable Law;

(ii)	any judgment, order, writ, injunction or decree of any Regulatory Authority having jurisdiction over the Purchaser;

(iii)	the by-laws or any resolutions of the board of directors or shareholders of the Purchaser;

(iv)	any Consent held by the Purchaser; or

(v)	the provisions of any Contract to which the Purchaser is a party or by which it is, or any of its properties or assets are, bound.

(7)                      Litigation. Except as disclosed in the Purchaser SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Purchaser’s knowledge threatened against or affecting the Purchaser; and (ii) the Purchaser is in compliance in all material respects with all applicable laws applicable to the Purchaser and its business.

(8)                      Finders/Brokers/Consultants.  Except for share purchase warrants issued to Fondecta Capital Ltd. entitling Fondecta Capital Ltd. the right to purchase up to 2,888,888 shares of common stock in the capital of the Purchaser at a price of US$0.65 per share (for a period of five years from the Closing) as consideration for structuring the Transactions, the Purchaser has not engaged any party in connection with the Transactions and, accordingly, there is no commission, fee or other remuneration payable to any broker or agent who purports or may purport to have acted for the Purchaser.

(9)                      Consents.  There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any Consent from any Regulatory Authority as a condition to the lawful consummation of the Transactions.

3.3	Survival of Covenants, Representations and Warranties of the Vendor and Shareholders

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Vendor and the Shareholders contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Purchaser for a period of one year notwithstanding such Closing, nor any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, except that:

(1)                      the representations and warranties set out in Section 3.1(1), Sections 3.1(2) to and including 3.1(7), Section 3.1(19) and Section 3.1(29)(b), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1), shall survive the Closing and continue in full force and effect without limitation of time;

(2)                      the representations and warranties set out in Section 3.1(28) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.1(1) shall survive the Closing and continue in full force and effect until, but not beyond, the expiration of the period, if any, during which an assessment or other form of recognized document assessing liability for Tax, interest or penalties under Laws applicable to Tax in respect of any taxation year to which such representations and warranties extend could be issued under such Laws to the Vendor, including any additional period resulting from the Vendor filing a waiver or other document extending such period prior to the Closing;

(3)                      a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.3, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and

(4)                      no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.3 notwithstanding that such breach was not objectively discoverable.

The indemnification for any alleged breach of such representations and warranties is further proscribed by Section 7.5 herein.

3.4	Survival of Covenants, Representations and Warranties of the Purchaser

To the extent that they have not been fully performed at or prior to the Closing Time, and unless otherwise provided, the covenants, representations and warranties of the Purchaser contained in this Agreement and in any agreement, instrument, certificate or other document delivered pursuant to this Agreement shall survive the Closing and shall continue for the benefit of the Vendor and the Shareholders for a period of one year notwithstanding such Closing, nor any investigation made by or on behalf of the Vendor or the Shareholders or any knowledge of the Vendor or the Shareholder, except that:

(1)                      the representations and warranties set out in Sections 3.2(1) and 3.2(3), and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 5.3(1), shall survive the Closing and shall continue in full force and effect without limitation of time;

(2)                      a claim for breach of any such representation or warranty, to be effective, must be asserted in writing on or prior to the applicable expiration time set out in this Section 3.4, provided that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law; and

(3)                      no claim for any breach of any of the covenants, representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement may be made after the applicable expiration time set out in this Section 3.4 notwithstanding that such breach was not objectively discoverable.

ARTICLE 4 – COVENANTS

4.1	Delivery of Records

At the Closing Time, the Vendor shall deliver to the Purchaser all the Records (unless part of the Excluded Assets).  The Purchaser agrees that it will preserve such Records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable Law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such Records.

4.2	Employees

The Vendor shall indemnify and hold harmless the Purchaser from and against all claims, demands, losses or damages suffered or incurred by the Purchaser (which shall be deemed to be a Claim hereunder) as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any employees of the Business arising prior to the Closing Date, other than claims by those employees (the “Transferred Employees”) who accept the Purchaser’s offers of employment with respect to their employment with the Purchaser.  No employee of the Business shall be entitled to any rights under this Section 4.2 or under any other provisions of this Agreement.  The Vendor shall not attempt in any way to discourage any employee from accepting any offer of employment to be made by the Purchaser and shall not solicit the services of any employee (other than the employees listed in Schedule T of the Disclosure Statement as excluded employees) during the two year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.

4.3	Employee Plans

The Purchaser shall not assume any liability for benefits accrued up to the Closing Time under any of the Employee Plans.  The Purchaser agrees that it will establish replacement plans (the “Replacement Plans”) for the Transferred Employees in respect of their employment by the Purchaser from and after the Closing Time.  For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Employee Plans and under the Replacement Plans:

(a)	their period of employment shall include employment with both the Vendor and the Purchaser and shall be deemed not to have been interrupted at the Closing Time; and

(b)	their period of membership shall include membership in both the Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Closing Time;

provided that no Transferred Employee shall be entitled to benefits under any disability plan sponsored by the Purchaser in respect of any condition existing at or event occurring prior to the Closing Time.  The Transferred Employees shall begin to accrue benefits under the Replacement Plans as of the Closing Time in respect of their employment by the Purchaser.  The Purchaser agrees to obtain the required approvals of the applicable Regulatory Authorities in connection with the establishment and registration of the Replacement Plans.

4.4	Change of Name

The Vendor agrees that from and after the Closing Date it shall not use the word KonaRed or any part thereof or any similar words.

4.5	Form 8-K.

Forthwith after the Closing, the Purchaser shall file a Form 8-K with the SEC disclosing the terms of this Agreement and such other information as is required, all within four business days of the Closing. The Vendor shall provide the requisite financial statements in preparation of the Form 8-K.

4.6	Future Financings

Within 6 months from the Closing Date, the Purchaser will use commercially reasonable efforts to complete a private placement for gross proceeds of $300,000, consisting of 666,666 units at $0.45 per unit (each a “Unit”), with each Unit consisting of one common share in the capital of the Purchaser and one share purchase warrant (the “Warrants”), with each Warrant entitling the holder thereof to acquire one further common share for a period of five years from the Closing Date at a price of $0.65.

4.7	Consents

(1)                      Regulatory Consents. The Vendor shall use its best efforts to make, give or obtain, after the Closing Time, with, to or from all appropriate Regulatory Authorities, the filings, notifications and Consents.

(2)                      Contractual Consents. The Vendor shall use its best efforts to make, give or obtain, after the Closing Time, the filings, notifications and Consents in respect of Contracts, on such terms as are acceptable to the Purchaser, acting reasonably.

ARTICLE 5 – CONDITIONS OF CLOSING

5.1	Conditions for the Benefit of the Purchaser

The obligation of the Purchaser to complete the Transactions will be subject to the fulfilment of the following conditions at or prior to the Closing Time:

(1)                      Representations, Warranties and Covenants.  The representations and warranties of the Vendor and the Shareholders made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time.  The Vendor and the Shareholders shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by them at or prior to the Closing Time.  In addition, the Vendor and the Shareholders shall have delivered to the Purchaser a certificate confirming the foregoing.  The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Vendor and the Shareholders contained in this Agreement.  Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.3.

(2)                      No Material Adverse Change.  Except as has been specifically permitted in this Agreement, since the date of this Agreement there shall not have been:

(a)
any material adverse change in any of the assets, financial condition, earnings, results of operations or prospects of the Business that has, or threatens to have, a Material Adverse Effect on the assets, financial condition, earnings, or results of operations of the Business or which might materially adversely affect the ability of the Purchaser to carry on the Business after the Closing substantially as the Business is being conducted upon the date of this Agreement; or

(b)	any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) which would have a Material Adverse Effect.

(3)                      No Action to Restrain/No Adverse Law.  No Law shall have been made, and no action or proceeding shall be pending or threatened, which is likely to result in an order, decision or ruling imposing any limitations or conditions which may have a Material Adverse Effect on the Transactions or the right of the Purchaser to own the Purchased Assets.

(4)                      Private Placement. The Purchaser will have completed a financing by way of a private placement (the “Private Placement”) for gross proceeds of $800,000, consisting of 1,777,778 shares of common stock at $0.45 per share.

(5)                      Share Cancellation. The Purchaser will have caused to be cancelled 38,700,423 shares of common stock (the “Share Cancellation”), such that upon closing it shall have 25,650,000 issued and outstanding shares of common stock, excluding the 1,777,778 shares issued pursuant to the Private Placement, 42,750,000 shares to be issued to the Vendor and 1,111,111 shares pursuant to the Conversion (as defined below).

(6)                      Conversion. The Purchaser will have converted the amounts outstanding under a bridge loan from Maxim Capital Management Ltd., which was subsequently assigned to Littlebird Capital Ltd., in favour of the Vendor with a principal amount equal to $500,000 (the “Bridge Loan”) into shares of common stock of the Purchaser at a conversion price of $0.45 per share (the “Conversion”).

(7)                      Consents.  All filings, notifications and Consents with, to or from Regulatory Authorities and third parties, including the parties to the material Contracts listed on Schedule L of the Disclosure Statement and the lessors of the Leased Premises listed on Schedule R of the Disclosure Statement, required to permit the change of ownership of the Purchased Assets contemplated hereby without resulting in the violation of or a default under or any termination, amendment or acceleration of any obligation under any licence, permit, lease, or material Contract affecting the Business or otherwise adversely affecting the Business, shall have been made, given or obtained on terms acceptable to the Purchaser acting reasonably.

(8)                      Deliveries.  The Vendor shall have delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(a)	non-competition agreement duly executed by the Vendor, substantially in the form of the agreement attached as Schedule AA of the Disclosure Statement;

(b)	employment agreements duly executed by Shaun Roberts and Steven M. Schorr on terms and conditions satisfactory to the Purchaser;

(c)	all Records (unless part of the Excluded Assets) of the Vendor and other documents referred to in this Agreement or any Schedule;

(d)
all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the Transactions, including the taking of all corporate proceedings by the boards of directors and shareholders of the Vendor required to effectively carry out  the obligations of the Vendor pursuant to this Agreement; and

(e)
all necessary deeds, conveyances, bills of sale, discharges, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with  a good and marketable title, free and clear of all Encumbrances whatsoever except for the Permitted  Encumbrances.

5.2	Waiver or Termination by the Purchaser

The conditions contained in Section 5.1 are inserted for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part.  If any of the conditions contained in Section 5.1 are not fulfilled or complied with by the time provided for, the Purchaser may, at or prior to the Closing Time, terminate this Agreement by notice in writing after such time required to the Vendor and the Shareholder.  In such event the Purchaser shall be released from all obligations in this Agreement (except as set out in Section 5.6) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor or the Shareholder, then the Vendor and the Shareholders shall also be released from all obligations in this Agreement (except as set out in Section 5.6).

5.3	Conditions for the Benefit of the Vendor and Shareholders

The obligations of the Vendor and the Shareholders to complete the Transactions will be subject to the fulfillment of the following conditions at or prior to the Closing Time:

(1)                      Representations, Warranties and Covenants.  The representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and accurate at the Closing Time with the same force and effect as though such representations and warranties had been made as of the Closing Time.  The Purchaser shall have complied with all covenants and agreements in this Agreement to be performed or caused to be performed by it at or prior to the Closing Time.  In addition, the Purchaser shall have delivered to the Vendor and the Shareholders a certificate confirming the foregoing.  The receipt of such certificate and the completion of the Transactions shall not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Purchaser contained in this Agreement.  Such representations, warranties and covenants shall continue in full force and effect as provided in Section 3.4.

(2)                      Private Placement, Cancellation and Conversion. Private Placement, Share Cancellation and Conversion shall have been completed.

(3)                      Board. The Vendor will have received a signed directors resolution appointing Shaun Roberts, Steven M. Schorr and Dana Roberts to the following officer positions:

Name	Position
Shaun Roberts	President, Chief Executive Officer and Director
Steven Schorr	Chief Scientific Officer and Director
Dana Roberts	Chief Financial Officer, Treasurer, Secretary and Director

and Shaun Roberts, Steven M. Schorr, Gonzalo Camet and Dana Roberts to the board of directors of the Purchaser which, when appointed, will represent all of the Purchaser’s board of directors.

(4)                      Resignation. The Vendor will have received the undated written resignation of Richenda Rowe as a director of the Purchaser and from all officer positions of the Purchaser in form and substance reasonably satisfactory to the Vendor.

(5)                      Hawaii dissenter rights have been fully complied with and paid out.

5.4	Waiver or Termination by the Vendor and Shareholder

The conditions contained in Section 5.3 are inserted for the exclusive benefit of the Vendor and the Shareholders and may be waived in whole or in part by the Vendor and the Shareholders at any time without prejudice to any of their rights of termination in the event of non-performance of any other condition in whole or in part.  If any of the conditions contained in Section 5.3 are not fulfilled or complied with by the time provided for, the Vendor may, on behalf of itself and the Shareholders, at or prior to the Closing Time, terminate this Agreement by notice in writing after such time to the Purchaser.  In such event the Vendor and the Shareholders shall be released from all obligations in this Agreement (except as set out in Section 5.6) and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Purchaser or the Vendor, then the Purchaser shall also be released from all obligations in this Agreement (except as set out in Section 5.6).

5.5	Conditions Precedent

The purchase and sale of the Purchased Assets is subject to the following conditions to be fulfilled at or prior to the Closing Time, which conditions are true conditions precedent to the completion of the Transactions:

(1)                      No Legal Action.  No action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit any of the Transactions or the right of the Purchaser to conduct the Business after Closing on substantially the same basis as heretofore conducted.

If any conditions precedent shall not have been fulfilled at or prior to the Closing Time, this Agreement shall be terminated and the Parties shall be released from all obligations under this Agreement, except as set out in Section 5.6.

5.6	Survival following Termination

In the event of termination of this Agreement at or prior to the Closing Time pursuant to Sections 5.2, 5.4 or 5.5, the provisions of Article 1, Article 7 and Article 8 and Sections 5.2, 5.4 or 5.5 shall survive such termination indefinitely.  Upon such termination, the Purchaser shall promptly deliver to the Vendor all copies of all Records (unless part of the Excluded Assets) of the Vendor and other written material obtained by the Purchaser from the Vendor or the Shareholders in connection with this Agreement.

Sections 5.2, 5.4, 5.5 and 5.6 deal with the effect of termination as between the Parties and not the remedies of the Parties where there is fault on the part of one or more of them.  In respect of remedies, the Parties should look to Article 7 dealing with indemnification and, if they decide to delete Section 7.5(8), their rights at law outside of the Agreement.

ARTICLE 6 – CLOSING ARRANGEMENTS

6.1	Place of Closing

The Closing shall take place at the Closing Time at the offices of the Vendor in San Clemente, California or electronically or as the Vendor and Purchaser may otherwise agree in writing.

6.2	Deliveries at the Closing

At the Closing Time, upon fulfillment of all the conditions set out in Article 5 that have not been waived in writing by the Purchaser, the Vendor or the Shareholders, as applicable, the Vendor and the Shareholders shall deliver such documents as are required or contemplated to be delivered by the Vendor, the Shareholders or Vendor’s counsel pursuant to this Agreement, the relevant portions of the Purchase Price shall be paid or delivered in the manner provided in Section 2.3, and the Purchaser shall deliver such documents as are required or contemplated to be delivered by the Purchaser or Purchaser’s counsel pursuant to this Agreement.

ARTICLE 7 – INDEMNIFICATION

7.1	Indemnification by the Vendor and the Shareholders

Subject to Section 3.3, the Vendor and the Shareholders shall, jointly and severally, indemnify and save the Purchaser harmless for and from:

(1)                      any loss, damages or deficiencies suffered by the Purchaser as a result of any claim relating to the Excluded Assets or any failure by the Vendor to fully satisfy and discharge the Excluded Liabilities;

(2)                      any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of representation, warranty or covenant on the part of the Vendor or the Shareholders contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(3)                      all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

7.2	Indemnification by the Purchaser

Subject to Section 3.4, the Purchaser shall indemnify and save the Vendor and Shareholders harmless for and from:

(1)                      any loss, damages or deficiencies suffered by the Vendor or the Shareholders as a result of any claim relating to any failure by the Purchaser to fully satisfy and discharge in fulfill the Assumed Liabilities, or to any claim arising out of the operation, use, or similar exploitation of the Purchased Assets after the Closing Date;

(2)                      any loss, damages or deficiencies suffered by the Vendor or Shareholders as a result of any breach of representation, warranty or covenant on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(3)                      all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

7.3	Notice of Claim

A Party entitled to and seeking indemnification pursuant to the terms of this Agreement (the “Indemnified Party”) shall promptly give written notice to the Party or Parties, as applicable, responsible for indemnifying the Indemnified Party (the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 7.1 or 7.2 (a “Claim”, which term shall include more than one Claim).  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(1)                      the factual basis for the Claim; and

(2)                      the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

7.4	Procedure for Indemnification

(1)                      Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension), the Indemnified Party and the Indemnifying Party agree that the dispute shall be submitted to arbitration pursuant to the laws of the State of Hawaii. Such dispute shall not be made the subject matter of an action in a court by either the Indemnified Party or the Indemnifying Party unless the dispute has first been submitted to arbitration and finally determined.  Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrators and the costs incidental to the action.  In any such action the decision of the arbitrators shall be conclusively deemed to determine the rights and liabilities as between the Parties to the arbitration in respect of the matter in dispute.

(2)                      Third Party Claims.  With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

7.5	General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)                      Any Claim arising as a result of a breach of a representation or warranty shall be made not later than the date on which, pursuant to Sections 3.3 and 3.4, such representation and warranty terminated;

(2)                      The Indemnifying Party’s obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $200,000 (and shall only apply in respect of such excess) but are less than $2,000,000, provided that such obligation to indemnify shall only apply in respect of an individual Claim which exceeds $25,000 and any individual Claim below such threshold shall be disregarded by the Indemnifying Party;

(3)                      If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(4)                      Except in the circumstance contemplated by Section 7.5(5), and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(5)                      The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(6)                      The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(7)                      Notwithstanding Section 7.4(2), the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.

(8)                      The provisions of this Article 7 shall constitute the sole remedy available to a Party against another Party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other Party in this Agreement.

(9)                      The amount of any Claim due under this Agreement shall be reduced by:

(a)	the amount of any insurance or other reimbursement received by the Indemnifying Party in relation to the breach or other event giving rise to the Claim; and

(b)	the amount expected to be recovered under any counterclaims against third parties in relation to the breach or other event giving rise to the Claim.

ARTICLE 8 – GENERAL

8.1	Confidentiality

The Purchaser covenants and agrees that, except as otherwise authorized by the Vendor, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Business discovered or received by the Purchaser or its representatives, agents or employees as a result of the Vendor making available to the Purchaser and its representatives, agents or employees the information requested by them in connection with the Transactions.

8.2	Notices

(1)                      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	if to the Vendor:

SANDWICH ISLES TRADING CO. INC.
Attention: Shaun Roberts
Fax No.: 808.442.9922

(b)	if to the Purchaser:

KONARED CORPORATION
C/O
Clark Wilson LLP
Attention: Bernard Pinksy
Fax No.: 604.687.6314

(c)	if to Shaun Roberts:

SHAUN ROBERTS
Fax No.: 808.442.9922

(d)	if to Steven Schorr:

STEVEN SCHORR
Fax No.: 808.442.9922

(2)                      Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as described.

(3)                      Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.2.

8.3	Public Announcements and Disclosure

The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transactions and, except as required by any applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed. Prior to any such press release or public announcement, none of the Parties shall disclose this Agreement or any aspect of the Transactions except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with the Transactions and counsel to such institution, or as may be required by any applicable Law or stock exchange having jurisdiction.

8.4	Assignment

No party may assign their rights under this Agreement.

8.5	Best Efforts

The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any Party to use its “best efforts” to obtain any waiver, Consent or other document shall not require such Party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

8.6	Expenses

Unless otherwise provided, each of the Vendor, the Shareholders and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the Transactions.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

8.7	Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.8	Entire Agreement

This Agreement, including all Schedules, constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter agreement between the Parties dated June 5, 2013.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter except provided in this Agreement.  No reliance is placed by any Party on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that it has been reduced to writing and included in this Agreement.

8.9	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

8.10	Rights Cumulative

The rights and remedies of the Parties are cumulative and not alternative.

8.11	Counterparts

This Agreement may be executed in any number of counterparts, and/or by facsimile or e-mail transmission of Adobe Acrobat files, each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.  Any Party executing this Agreement by fax or Adobe Acrobat file shall, immediately following a request by any other Party, provide an originally executed counterpart of this Agreement provided, however, that any failure to so provide shall not constitute a breach of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

KONARED CORPORATION (FORMERLY
TEAMUPSPORT INC.)

Per:     /s/ Richenda Rowe
Authorized Signatory

SANDWICH ISLES TRADING CO. INC.

Per:   /s/ Shaun Roberts
Authorized Signatory

SIGNED and DELIVERED by SHAUN
ROBERTS in the presence of:

__________________________________________
Signature
__________________________________________
Print Name
__________________________________________
Address
__________________________________________

__________________________________________
Occupation
) ) ) ) ) ) ) ) ) ) ) ) )	/s/ SHAUN ROBERTS SHAUN ROBERTS

SIGNED and DELIVERED by STEVEN
SCHORR in the presence of:

__________________________________________
Signature
__________________________________________
Print Name
__________________________________________
Address
__________________________________________

__________________________________________
Occupation
) ) ) ) ) ) ) ) ) ) ) ) )	/s/ STEVEN SCHORR STEVEN SCHORR